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Contact:     Chris Anton
             MCMS, Inc.
             (208) 898-2600
             cjanton@mcms.com


            COURT APPROVES MCMS DIP FINANCING AND BIDDING PROCEDURES

San Jose, Calif. - October 8, 2001 - MCMS, Inc., announced today that the U.S. Bankruptcy Court for the District of Delaware granted final approval of a $49 million Debtor-in-Possession (DIP) financing facility being provided to it by a consortium of banks led by PNC Bank. The DIP facility will be used to fund the ongoing business operations of MCMS.

The Court also approved bidding procedures regarding the sale of substantially all of the assets of MCMS to Manufacturers' Services Limited (MSL). The sale to MSL is subject to higher and better offers through the Court supervised competitive sale process. The order approving the bidding procedures provides that competing bids must be submitted by November 19, 2001. An auction involving MSL and those parties that have timely submitted bids will be held on November 27, 2001. A hearing on the sale is scheduled for November 29, 2001, in Wilmington, Delaware.

Rick Rowe, Chief Executive Officer of MCMS, said, "MCMS is very pleased with the approval by the Court of the final DIP facility, which we believe will provide customers and vendors assurance that we will meet normal business obligations and operate without interruption. We are grateful for the continued support of the banks, customers and vendors and the dedication of our employees. MCMS is also pleased that the Court set the bid deadline for November 19th. This timeframe provides assurance to customers, vendors and employees as to the conclusion of the auction process and will provide potential bidders ample time to conduct due diligence and formulate bids."

As previously announced, on September 18, 2001, MCMS and its two U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington to implement a sale of substantially all of its assets to MSL.

About MCMS, Inc.

MCMS, Inc. is a global leading provider of advanced electronics manufacturing services to original equipment manufacturers who primarily serve the data communications, telecommunications, and computer/memory module industries. MCMS targets customers that are technology leaders in rapidly growing markets, such as Internet infrastructure, wireless communications and optical networking, that have complex manufacturing service requirements and that seek to form long-term relationships with their electronics manufacturing service providers. We offer a broad range of electronics manufacturing services, including pre-production engineering and product design support, prototyping, supply chain management, manufacturing and testing of printed circuit board assemblies, full system assembly, end-order fulfillment and after-sales product support. We deliver this broad range of services through



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operations in Nampa, Idaho; Durham, North Carolina; Penang, Malaysia; Monterrey,
Mexico; and San Jose, California. MCMS information is available by visiting the company's Web site at www.mcms.com.

Forward Looking Statements

This news release contains forward-looking statements such as predictions or forecasts. MCMS assumes no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include MCMS's ability to address its financing requirements in light of its existing debt obligations and market conditions; the ability of MCMS to operate pursuant to the Debtor-in-Possession financing; the effects of the Chapter 11 filings on the operations of MCMS; the ability to complete a sale of its assets; the ability to obtain bankruptcy court approvals as requested and other risks detailed in MCMS's SEC reports.